SOFTWARE ASSETS SALE AND ASSIGNMENT AGREEMENT

THIS SOFTWARE ASSETS SALE AND ASSIGNMENT AGREEMENT (the "Agreement") made the 31 st day of October, 2001 (the "Effective Date").

BETWEEN:

IMAGIS TECHNOLOGIES INC., a British Columbia company having an address at Suite 1300, 1075 West Georgia Street, Vancouver, British Columbia, Canada V6E 3C9, (Fax No. (604) 684-4601)

(herein "Imagis")

OF THE FIRST PART

AND:

API TECHNOLOGIES, LLC a Wisconsin limited liability company having its head office at 200 Doty Street, Suite 202, Green Bay, Wisconsin, USA 54301, (Fax No. (920) 437-7585)

(herein "API")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A.     Imagis is the owner of a computer software program marketed by Imagis under the trademark Casino-ID (the "Program", as defined further in Section 1, below), which is used to catalogue and process data and imagery to identify individuals, for use as a security device and application in the gaming industry;

B.     Pursuant to the terms of that certain Business Partner Agreement (the "BPA") between the parties dated January 9, 2001 and attached hereto as Exhibit A, the parties agreed, among other things, that API would act as a non-exclusive reseller of the Program, as well as other specified computer software programs of Imagis, for the purpose of reselling such software programs to API's customers;

C.     API wishes to acquire from Imagis and Imagis wishes to sell to API all ownership rights in and to the Program with respect to the market segment as specified herein and in consequence thereof the parties also wish to amend the BPA in accordance with the terms specified herein and agree to certain other covenants in respect to the Program and related software applications developed by Imagis.

NOW THEREFORE in consideration of the above Recitals, the mutual covenants and agreements set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both of the parties, the parties hereby agree as follows:

1.     DEFINITIONS

1.1     Wherever used in this Agreement and unless otherwise expressly specified, the following words or terms will have the following meanings:

(a)     "Affiliate" means, with respect to any party, any other party that directly, and/or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party;

(b)     "Agreement" means this Software Assets Sale and Assignment Agreement, including all Exhibits and Schedules appended hereto and all addenda agreed to from time to time;

(c)     "consent" means express prior written consent, such consent not to be unreasonably delayed or withheld;

(d)     "Contracts" all contracts, agreements, purchase orders, sales orders of or for Imagis relating to the Program, including but not limited to, those identified on Schedule 1(d);

(e)     "Effective Date" means the date first set out above;

(f)     "Good Will" all goodwill and going concern value of the Program;

(g)     "Gross Revenues" means the monies paid by end-users to API and/or its distributors and sub-distributors, as applicable, in consideration of: (i) licenses to use the Program; (ii) sub-licences to use ID-2000, excluding only applicable sales, use or other taxes in respect of such licenses, sub-licences and other commercialisation;

(h)     "ID-2000" means the proprietary facial recognition computer software program owned by Imagis and marketed under that trade-mark;

(i)     "including" means including, without limiting the generality of the preceding statement;

(j)     "Loss" means any liability, damage, claim, cost and expense (including reasonable attorneys', accountants', expert and other professional fees and costs);

(k)     "Market" means the gaming industry, including casinos, card rooms, horse tracks, dog tracks, cruise ships, casino cruises and adjacent and supporting complexes

(such as parking structures and hotels, provided such parking structures and/or hotels are contiguous to any of the foregoing listed gaming facilities), but expressly excludes any law enforcement applications of the Program and any such hotel that is not contiguous to any of the foregoing listed gaming facilities);

(1)     "Modifications" means all error-corrections, bug fixes, enhancements, improvements, new features, new functions and other modifications to the Program;

(m)     "Non-Compete Term" means the Term and any renewal term, as further described and extended in Section 3.6, below;

(n)     "Program" all software (including object and source code, and machine readable and listing form), documentation (including internal documentation, documentation made available to customers and training materials), flow charts, source code notes, test routines and information, in whatever form, and all revisions, release levels, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and versions of the foregoing, used on or with the casino surveillance software application, commonly known as "Casino-ID," as developed by or for Imagis and/or offered for sale or license by Imagis, or in the possession of Imagis;

(o)     "Proprietary Rights" all patents, patent applications, copyrights, trade secrets, trade marks, trade names, and other proprietary rights based, in whole or in part, or included in or covering the Program, the Related Assets, the Good Will or any portion thereof, including any rights Imagis now or in the future may have to pursue infringement claims against third parties relative to the misappropriation or use of the Program, Related Assets and/or Good Will in any jurisdiction whatsoever;

(p)     "Purchase Price" means the sum of $305,000.00 (U.S. Funds), net of any applicable taxes as further described in Section 2.2, below;

(q)     "Related Assets" means all raw materials, work in process, inventories, sales literature, promotional literature, catalogues and similar marketing materials of Imagis, all quotes, proposals, orders, invoices, customer information including customer lists, records, correspondence and files), supplier information (including supplier lists, records, correspondence and files), blueprints, specifications, designs, drawings and other operating data of Imagis related to the Program and Proprietary Rights;

(r)     "Software Assets" means the Contracts, Goodwill, Program, Proprietary Rights and Related Assets;

(s)     "Term" means the period of three (3) years from the date that Imagis receives the Purchase Price in full and includes any renewal thereof;

(t)     "Territory" means the entire world (including land, sea and air); and

(u)     "Transfer Date" means the date when API pays the balance of the Purchase Price in accordance with Section 2.3, below.

2.     SALE AND ASSIGNMENT OF THE SOFTWARE ASSETS

2.1     Sale and Assignment of Software Assets. Subject to the terms and conditions herein, Imagis will sell, assign and deliver to API and API will purchase and accept from Imagis, all of Imagis' rights , title and interest in and to the Software Assets. API will not use, reproduce, translate, sell, license, sublicense, rent, lend, lease, communicate by telecommunication, distribute or otherwise commercialize the Program or make Modifications to the Program, otherwise than as set forth expressly herein.

2.2     Purchase Price. The Purchase Price will be paid by API to Imagis in the following manner:

(a)     $150,000 will be paid immediately upon the earlier of execution and delivery of this Agreement by API or October 31, 2001; and

(b)     $155,000 will be paid via wire transfer to a banking institution designated by Imagis on the date Imagis shall have completed the knowledge transfer and physical delivery of the Software Assets to API's designee(s) in accordance with the terms and conditions of Section 2.3, below ,which shall in no event occur later than November 30, 2001.

Both such payments will be made in US funds by way of bank draft from a financial institution in the United States or Canada reasonably approved by Imagis or by way of wire transfer to a financial institution designated by Imagis. The Purchase Price is net of all applicable sales, value added, goods and services, excise, withholding and other taxes, all of which taxes imposed by the United States, any of its states or other governmental units which API shall pay when due, and all of which taxes imposed by Canada, any Canadian province or other governmental unit Imagis shall pay when due.

2.3     Transfer of Software Assets. During November 2001, designees of API shall arrive at Imagis' offices in Vancouver, British Columbia to facilitate the physical transfer of the Software Assets to API. This transfer process shall include educating API's designees on all aspects concerning the operation, functionality and applications of the Program so as to provide API with the ability to gain the knowledge necessary to further develop, exploit, market and sell the Software Assets for API's own use and benefit within the Market. The knowledge transfer process shall last no more than five (5) business days and Imagis agrees to consult with API's designees to complete the knowledge transfer process. In addition, Imagis shall permit API's designees to observe and participate in the integration of ID-2000 for ten (10) additional business days so as to further API's understanding of the functionality, application and interface between ID-2000 and the Program. API shall pay for all travel, lodging and related expenses incurred by its designees. At the conclusion of the knowledge transfer period, Imagis shall complete physical delivery of the Software Assets to API and API and Imagis will sign the closing certificate attached hereto as Exhibit 2.3 and a Bill of Sale and such other documents which are necessary to complete the transactions contemplated herein. Concurrently with the physical delivery of the Program to API's designees, API shall complete a wire transfer of $155,000.00 to Imagis' designated bank account.

2.4     Failure to Pay Purchase Price. If API fails to make any payment of the Purchase Price in full when due, Imagis will have, in its sole discretion, the right to terminate this Agreement and its further obligations hereunder, immediately upon provision of written notice of such intention to API and API's failure to make the requisite payment within two (2) business days of the written demand by Imagis. In such event, Imagis' obligations under this Agreement will be terminated and this Agreement will be null and void and of no further force and effect, provided that Imagis shall return to API all monies previously paid to it under this Agreement by API prior to the date of such termination, less the sum of $10,000.00, which Imagis shall retain as liquidated damages in full and final satisfaction of any claims Imagis may have as a result of API's failure to complete the transactions contemplated in this Agreement. In such event, API shall make no use of any Software Assets of Imagis, or information provided during the knowledge transfer process by Imagis to API, and will promptly return to Imagis all deliverables provided by Imagis to API.

2.5     Non-Assignment of ID-2000. Except as set forth expressly herein, API acknowledges that it is not obtaining, under this Agreement or otherwise, any ownership rights to ID-2000 that are in addition to those already set forth in Section 3.8, below, and that ID-2000 remains the exclusive property of Imagis.

2.6     Assumption of Contracts. API shall have the right to assume the Contracts, subject to its confirmation of the terms and conditions therein, which shall be reasonably satisfactory to API. Notwithstanding the foregoing, API shall not assume any liability with respect to the Contracts which exists or accrues prior to the date API shall have notified Imagis of API's desire to assume the Contracts. In such event, Imagis shall assign all of its right, title and interest in and to the Contracts to API. Imagis agrees and acknowledges that notwithstanding such assignment or any other term or condition of this Agreement, API has not assumed and Imagis shall remain liable for and discharge promptly when due all liabilities, costs, expenses, losses, damages or other expenses relating to the Software Assets which exist or have accrued prior to or as of the Transfer Date.

3.     COVENANTS

3.1     Royalty Payments to Imagis. During the Term and provided Imagis is not in default of any term, condition or covenant of this Agreement, and further subject to Section 3.2 below, API will pay the following royalties to Imagis:

(a)     20% of the Gross Revenues in respect of the Program (not to exceed U.S. $2,500.00 per location as further described on Schedule 3.1 attached hereto);

(b)     40% of the Gross Revenues in respect of ID-2000, when ID-2000 is licensed in combination with the Program (not to exceed $5,000.00per location as described further in Schedule 3.1 attached hereto); and

(c)     the sum of $1,000.00 per year per API customer that receives support services from API or its distributors or sub-distributors, as applicable, for ID-2000.

API will, within ten (10) business days of the end of each month during the Term, deliver to Imagis a detailed, written summary setting out details of API's commercialisation and support of the Program and ID-2000 during the preceding calendar month, including a calculation of the Gross Revenues for such month and, if applicable, a cheque payable to Imagis in the amount of the royalties payable, as calculated above, for such month.

3.2     Minimum Royalty Payments Due Imagis. Regardless of the license, sub-license or other fees charged by API or any API distributor or sub-distributor, as applicable, to any particular end user for the Program and/or ID-2000 or the allocation of such fees between the Program and ID-2000, the minimum royalty payable to Imagis by API as a result of any such license, sub-license or other commercialisation of the Program and/or ID-2000 to an end user will be the greater of the royalties described in Schedule 3.1 or

(a)     in the case of Program, $2,000.00; and

(b)     in the case of ID-2000, $4,000.00.

3.3     Sale of Program. If during the Term API sells all of its rights, title and interest in and to the Program, transfers and otherwise makes any disposition of all of its rights to the Program or any portion thereof to a third party (any such sale, conveyance or other disposition of the Program collectively referred to as an "Asset Disposition"), API will promptly report the details of such Asset Disposition to Imagis and the purchaser/assignee of the Program shall as a condition of such purchase and/or assignment continue to pay all royalty payments due under this Agreement to Imagis. In addition, API shall pay Imagis a percentage of the purchase price or the fair market value of any other form of consideration (collectively the "Asset Disposition Consideration") API receives as a result of an Asset Disposition as follows:

(a)     if the Asset Disposition occurs during months 1-12 of the Term, API shall pay Imagis twenty percent (20%) of the Asset Disposition Consideration in excess of the Purchase Price;

(b)     if the Asset Disposition occurs during months 13-24 of the Term, API shall pay Imagis ten percent (10%) of the Asset Disposition Consideration in excess of the Purchase Price; and

(c)     if the Asset Disposition occurs during months 25-36 of the Term, API shall pay Imagis five percent (5%) of the Asset Disposition Consideration in excess of the Purchase Price.

3.4     Audit Rights. During the Term and to ensure API's compliance with its obligations in this Section 3, Imagis will be entitled to review and/or audit the records and books of account of API in relation to the Program and ID-2000, upon provision of ten (10) days written notice to API of such intent, but not more than four (4) separate occasions during the Term. API will make all such books and records of accounts available to Imagis during API's regular business hours at API's address first set out above. If, as a result of such review or audit Imagis discovers that API has underpaid any amount properly owing to Imagis hereunder by more than 5%, then in addition to any other rights, remedies of Imagis, API will immediately pay Imagis the amount of any such shortfall and will immediately reimburse Imagis for the cost of any such review or audit. If the underpayment is less than 5%. API will immediately pay Imagis the shortfall. If the audit reveals an overpayment by API, Imagis shall credit the overpayment to API. API agrees to keep all of its books and records of account relating to this Agreement, complete, accurate and up-to-date at all times during the Term.

3.5     Interest Penalty. In addition to any other right or remedy of Imagis hereunder, if any amount owing to Imagis hereunder is not received by Imagis at the time that it is properly due, API will pay interest on such delinquent amount at the rate of 18% per annum calculated from the date such payment was due until the date such payment is made in full.

3.6     Term, Renewal and Termination. The Term will automatically renew for successive periods of one (1) year each unless, at least 30 days prior to the end of the Term or any renewal thereof, either party notifies the other party of its intention to terminate the Agreement; provided, however, that the covenants and agreements in Section 6.1 and 6.2 shall survive for a period of two (2) years (the "Extended Non-Compete Term") following any such termination of this Agreement by Imagis, subject to the payment of not less than $50,000.00 in royalties by API to Imagis during each twelve (12) month period of the Extended Non-Compete Term in accordance with the terms and conditions of Sections 3.1 and 3.2, above. (i.e., Imagis shall receive the greater of the royalties due in accordance with Sections 3.1 and 3.2, above or $100,000.00 in aggregate royalties during the Extended Non-Compete Term). Either party may terminate this Agreement upon commission by the other party of a material breach of this Agreement; provide , however, the breaching party shall not be deemed to be in default until it has been given written notice thereof and, if such breach is capable of cure, has so cured or commenced and continued reasonable measures to cure said breach within sixty (60) days following receipt of such notification. Where noted, the obligations of the parties under this Agreement shall survive expiration or termination of this Agreement in accordance with the survival periods referenced therein.

3.7     Modifications. API will be the owner of any Modifications that it creates (including any additional biometric appliations API may develop in respect to the Program), provided that such Modifications will only be used with the Program for the Market in the Territory, as specified in Section 2.1, herein during the Term.

3.8     License Grant and Continued Use of ID-2000. Subject to the terms and conditions set forth in this Agreement, Imagis hereby grants to API a perpetual, nonexclusive, nontransferable license to use, modify, improve and exploit ID-2000 for the requirements of the Program. In addition, Imagis will furnish to API within a reasonable time after it makes any available to its customers one (1) copy of any new release, enhancement, modification, correction or update to ID-2000, in object code form, which is published and generally made commercially available by Imagis during the Term. Throughout the Term, API shall only use ID-2000 to add facial recognition capabilities to the Program.

3.9     Ownership of Work Product. Technical data, evaluations, reports, and other work, and products generated by or furnished by either party hereunder shall remain the property of the party who has primarily developed such work product, subject to the restrictions and noncompete covenants set forth in this Agreement. Any tools, methodologies, processes or technologies created or adapted by either party in its business generally shall be and remain that party's sole property.

4.     ADDENDUM TO THE BPA

4.1     Effectiveness of BPA. The BPA remains in full force and effect and unamended except as specified herein. In addition, API and Imagis shall enter into the Memorandum of Understanding attached hereto as Exhibit 4.1.

4.2     Amendment to BPA The BPA is amended, effective October 31, 2001, by deleting the requirement that API pay any royalties (other than those specified herein) to Imagis with respect to the Program and by adjusting, effective October 31, 2001, the royalty rate payable by API with respect to ID-2000 in accordance with Section 3.1 (b) herein. Sections 7, 9, 10, 11, 12, 14, 15, 16, 17, 18, 20, 21 and 22 of Appendix "D" to the BPA are hereby deleted, effective as of the Effective Date.

4.3     Further Training and Consultation. From and after the Transfer Date, except for the training and delivery of Modifications of ID-2000 as specified herein and the limited phone and e-mail assistance described below, Imagis will have no other obligation to provide any further maintenance, support, installation, training, conversion or other services to API or its customers, distributors, resellers or any other party, with respect to the Program, including the programming necessary to maintain the interface of the Program with ID-2000 and any obligation to create Modifications. API will be responsible for all such services itself. Imagis will, however, continue to be responsible to support ID-2000 in accordance with the BPA, subject to its receipt of the support fees specified in Section 3.1 herein. Imagis will provide training on the source code for ID-2000 (the "Source Code") to API's designated developers at Imagis' development centre in Victoria, British Columbia at such time as the parties agree to, acting reasonably. There will be no charge to API for such training, however API will be responsible for all travel, accommodation and related expenses of its personnel incurred in attending such training. In addition, Imagis will respond by telephone or e-mail to reasonably limited queries about the Source Code, received from API during the Term by not more than two (2) contact persons of API at any such time during the first three (3) months of the Term.

4.4     Intellectual Property Registration Or Prosecution. Following the Effective Date and provided API is not in default under this Agreement, Imagis shall reasonably assist and cooperate with API to secure copyright, patent or other intellectual property registrations for the Software Assets or with respect to any action API initiates to protect its rights in and to the Software Assets; provided, however, in no event shall such assistance involve more than two (2) business days of consultation from Imagis personnel, subject in all cases to availability. API shall reimburse Imagis for any actual out-of-pocket expenses Imagis may incur in respect to this Section 4.4, provided that Imagis shall advise API in advance that it expects to incur any such expense to allow API to determine whether it intends to incur such an expense.

4.5     Business Leads And Transition. Throughout the Term, Imagis shall promptly forward to API all sales lead and inquiries Imagis receives with respect to the Program. API shall establish internal procedures to ensure that it promptly responds to any such sales leads. For a period of ninety (90) days following the Transfer Date, Imagis shall include a statement on its website announcing API's acquisition of the Software Assets and provide a link to the website API shall develop to ensure the transition of all Goodwill related to the Software Assets to API.

5.     REPRESENTATIONS/WARRANTIES

5.1     Representations and Warranties of Imagis. Imagis represents and warrants to API as follows as of the execution of this Agreement and as of the Transfer Date

     5.1.1      Standing. Imagis is a corporation duly organised, validly existing and in good standing under the laws of British Columbia, and is duly qualified to do business in Canada and the United States and has full power and authority to carry on its current business and to own, use and sell its assets, including the Software Assets.

     5.1.2      Execution of Agreement. The execution and delivery of this Agreement to API and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of Imagis, and Imagis shall furnish to API duly certified copies of the authorizing resolutions of Imagis' Board of Directors approving the transactions described herein within sixty (60) days of the Effective Date.

     5.1.3      Contracts, Licenses, Permits and Approvals. With the exception of the purchase and maintenance agreements described on Schedule 1(d) attached hereto, Imagis has no presently existing contracts or commitments in any way relating to the Software Assets.

     5.1.4      Compliance. Neither the execution and delivery of this Agreement, nor any instrument or Agreement to be delivered by Imagis to API pursuant to this Agreement, nor the compliance with the terms and provisions thereof, by Imagis, will result in the breach of any applicable statute or regulation promulgated thereunder or any administrative or court order or decree, nor will such compliance conflict with, or result in the breach of, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Imagis, as amended, or any agreement or other instrument to which Imagis is a party, or by which Imagis is or may be bound, or constitute an event of default or default thereunder or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

     5.1.5       Litigation There is no suit or action, or legal, administrative, arbitration or other proceeding or governmental investigation affecting the Program, Related Assets, Goodwill or Proprietary Rights pending, or to the best knowledge and belief of Imagis, threatened against Imagis which materially or adversely affects the business of Imagis relating to the Program, Related Assets, Proprietary Rights or Good Will. Imagis further represents and warrants that there is no outstanding judgement, decree or order against Imagis that affects Imagis or the Program, Related Assets, Proprietary Rights or Good Will in any way.

     5.1.6      Effect of Agreement. The terms and conditions of this Agreement and all other instruments and agreements to be delivered by Imagis to API pursuant to the terms and conditions of this Agreement are valid, binding and enforceable against Imagis in accordance with their terms, subject only to the applicable bankruptcy, moratorium and other laws generally affecting the rights and remedies of creditors.

     5.1.7      Intellectual Property Rights Issues.

(a)     Imagis owns or has the right to use, modify, exploit, market and sell the Software Assets as is necessary to the conduct of its business. Imagis' rights in the Software Assets are free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Imagis has filed no registrations or applications to protect its copyright, patent, trademark, trade secret or any other intellectual property rights, but has otherwise taken appropriate measures to protect the secrecy, confidentiality and value of the Software Assets.

(b)     Imagis has clear and unencumbered title to the Software Assets and such title has not been challenged or threatened by others. No rights or licenses to use the Software Assets have been granted or acquired by Imagis except those listed at Schedule 1 (d).

(c)     There have been (i) no claims or assertions made by others that Imagis has infringed any rights of others by virtue of its use, exploitation, marketing or sale of the Software Assets and (ii) the use, exploitation, marketing or sale of the Software Assets by Imagis has not and does not infringe upon the rights or claims of any other party as of the Transfer Date. Imagis has not received notice of, and has no knowledge of, any infringement or allegation of infringement of the Software Assets by others.

(d)     All rights of Imagis in and to the Software Assets and ID-2000 are transferable or licensable (as applicable to ID-2000) to API as contemplated herein without any consent or other approval by any third party, and Imagis is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator. The use, exploitation, marketing and/or sale of the Software Assets by API as contemplated herein after the Effective Date and the manner and geographic areas in which it is currently conducted by Imagis will not and does not presently interfere with or infringe upon any copyright, patent, trademark, trade secret or any asserted rights of others with respect to the current functions, applications, trade dress or packaging of any products.

(e)     Imagis is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, or has entered into or is a party to any contract which restricts or impairs the use of the Software Assets. Imagis has all right, title and interest necessary for the non-infringing publication, reproduction, preparation of derivative works, distribution, public performance, public display and importation of the Software Assets. No Canadian filing or recording fees, stamp or transfer taxes or other fees, costs or taxes of any kind will be payable by API in connection with the consummation of the transactions contemplated hereby.

(f)     Imagis shall deliver API on the Transfer Date all information in its possession in the nature of know-how, trade secrets or proprietary information related to the Software Assets which provides Imagis with an advantage over competitors who do not know or use it, including source codes, formulae, patterns, molds, tooling, inventions, industrial models, processes, designs, devices, compilations of information, copyrightable material and technical information, if any, relating to the Software Assets (the "Technical Information"). All Technical Information:

(i)     Is owned solely and exclusively by Imagis and Imagis is solely responsible for the development of such Technical Information;

(ii)     Is fully and completely documented and in condition for conveyance to and readily usable by API; and

(iii)     Has been continuously maintained in confidence by taking reasonable precautions to protect the secrecy of all Technical Information and prevent disclosure to unauthorized parties.

All Technical Information and any copies thereof shall be delivered to API at the Transfer Date. Imagis has no knowledge of any violation of any trade secret rights or copyrights with respect to such Technical Information.

Imagis has all necessary right, title and interest to the Software Assets and Technical Information. With respect to the Software Assets:

(i)     All software documentation is current, accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by API without reliance on the special knowledge or memory of others;

(ii)     No proprietary rights in the Software Assets has been transferred, whether by sale, assignment or license, or have been lost for any reason; and

(iii)     Any copies of the Program are in Imagis' possession and control.

     5.1.8       Absence of Defects. Imagis has no knowledge of any major defects, bugs or other materially adverse conditions affecting the fitness and utility of the Program.

     5.1.9       Full Disclosure. No representation or warranty by Imagis in this Agreement or any document provided hereunder contains or will contain any untrue statement or omissions or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. All representations and warranties made by Imagis in this Agreement and any documents provided hereunder shall be true and correct as of the Transfer Date with the same force and effect as if they had been made on and as of such date.

5.2     Representations and Warranties of API. API represents and warrants to Imagis as follows as of the Effective Date and as of the Transfer Date:

     5.2.1      Standing. API is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wiscosin, and is duly qualified to do business in the State of Wisconsin and and has full power and authority to carry on its current business and to own, use and sell its assets.

     5.2.2      Execution of Agreement. The execution and delivery of this Agreement to Imagis and the carrying out of the provisions hereof have been duly authorized by the sole member of API and at the Transfer Date, API shall furnish to Imagis duly certified copies of the authorizing resolutions of API's sole member approving the transactions described herein.

     5.2.3      Compliance. Neither the execution and delivery of this Agreement, nor any instrument or agreement to be delivered by API to Imagis pursuant to this Agreement, nor the compliance with the terms and provisions thereof, by API, will result in the breach of any applicable statute or regulation promulgated thereunder or any administrative or court order or decree, nor will such compliance conflict with, or result in the breach of, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of API, as amended, or any agreement or other instrument to which API is a party, or by which API is or may be bound, or constitute an event of default or default thereunder or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

     5.2.4      Litigation. There is no suit or action, or legal, administrative, arbitration or other proceeding or governmental investigation affecting API pending, or to the best knowledge and belief of API, threatened against API materially or adversely affects the business of API. API further represents and warrants that there is no outstanding judgment, decree or order against API that impacts API's ability to complete the transactions described herein.

     5.2.5      Effect of Agreement. The terms and conditions of this Agreement and all other instruments and agreements be delivered by API to Imagis pursuant to the terms and conditions of this Agreement are valid, binding and enforceable against API in accordance with their terms, subject only to the applicable bankruptcy, moratorium and other laws generally affecting the rights and remedies of creditors.

     5.2.6      Full Disclosure. No representation or warranty by API in this Agreement or any document provided hereunder contains or will contain any untrue statement or omissions or will omit to state any material fact necessary to make the statements contained herein or there not misleading. All representations and warranties made by API in this Agreement and any documents provided hereunder shall be true and correct as of the Transfer Date with the same force and effect as if they had been made on and as of such date.

5.3     Survival of Representations and Warranties. The representations and warranties of the parties as stated above in this Section 5 shall survive for the Term.

6.     NON-COMPETITION COVENANTS.

6.1     Non-Compete Covenants. During the Non-Compete Term, and provided that API is not materially in breach of any of its covenants or obligations beyond the applicable cure period after having received a written notice from Imagis describing the breach, Imagis will not anywhere in the Territory, whether for its own account or for the account of any other person, firm, corporation or other organization, develop, modify, consult on, sell, license, distribute or otherwise commercialise any software program, application or device similar to the Program in the Market and will not develop, modify, consult on, sell, market, license or otherwise commercialise any software program, application or device with similar functionality(s) to the Program for commercial use in the Market. Imagis further agrees not to anywhere in the Territory, whether for its own account or for the account of any other person, firm, corporation or other organization, develop, consult or assist any party, either directly or indirectly, regarding the development, maintenance, operation or administration of a software application, program or other device similar to the Program for use in the Market.

6.2     Non-Interference Covenant. Imagis further covenants and agrees that during the NonCompete Term, neither Imagis nor any Affiliate of Imagis will, directly or indirectly, for whatever reason, whether for its own account or for the account of any other person, firm, corporation or other organization, interfere with the existing or potential contracts or relationships of API with any person, firm, corporation or other organization in the Market.

6.3     Injunctive Relief. Imagis specifically recognizes that any breach of Section 6.1 or Section 6.2 will cause irreparable injury to API and that actual damages may be difficult to ascertain, and, in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Imagis agrees that in the event of any such breach, API will be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Imagis recognizes that the time and geographic limitations in Section 6.1 and Section 6.2 are reasonable and properly required for the protection of API and in the event that such limitation or absence is deemed to be unreasonable by a court of competent jurisdiction, Imagis agrees and submits to the imposition of such a limitation as the court deems reasonable.

7.     INDEMNITIES/LIMITATION OF LIABILITY.

7.1     Indemnification by Imagis. Notwithstanding any investigation by API, Imagis shall indemnify and hold API harmless from and against any and all Losses suffered or incurred by API which result from or arise out of:

(a)     the material inaccuracy or breach of any representation or warranty made by Imagis herein or in any certificate delivered pursuant hereto;

(b)     all debts, liabilities and obligations of Imagis of any nature, whether accrued, absolute, contingent, or known or unknown on the date hereof, existing or arising on or resulting from events which occurred or failed to occur on, before or after the date hereof, to the extent not specifically assumed by API hereunder; or

(c)     the failure by Imagis to materially comply with any covenant or agreement of Imagis set forth herein or in any document, instrument or certificate delivered hereunder.

7.2     Indemnification by API. API shall indemnify and hold Imagis harmless from and against any and all Losses suffered or incurred by Imagis which result from or arise out of:

(a)     the material inaccuracy or breach of any representation or warranty made by API herein or in any certificate delivered pursuant hereto; and

(b)     the failure by API to materially comply with any covenant or agreement of API set forth herein or in any document, instrument or certificate delivered hereunder.

Except with respect to the expressed representations and warranties of Imagis herein, the Program is sold to API as is and where is, with no warranties, representations or conditions whatsoever. Except with respect to the expressed representations and warranties of Imagis herein, Imagis disclaims all warranties, representations and conditions, express, implied, statutory and otherwise, in respect of the Program, including all implied warranties and conditions of merchantability, durability and fitness for purpose.

7.3     Consequential Damages. EXCLUDING (i) ANY CLAIMS ARISING FROM THE FRAUDULENT OR INTENTIONAL ACTS OF THE PARTIES (ii) ANY CLAIMS RELATED TO THE INFRINGMENT BY THE PROGRAM OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY ARISING WITHIN ONE (1) YEAR OF THIS AGREEMENT OR (iii) ANY CLAIMS ARISING UNDER SECTIONS 5.1.2, 5.1.6, 5.17(B), 5.2.2 OR 5.2.4 HEREOF, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR PURE ECONOMIC LOSS, INCLUDING DAMAGES FOR LOSS OF BUSINESS, REVENUE OR PROFIT, LOSS OF DATA, FAILURE TO REALIZE ANTICIPATED SAVINGS OR CLAIMS OF THIRD PARTIES EVEN IF EITHER PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITH RESPECT TO THE EXCEPTIONS APPLICABLE TO THE EXCLUSION OF CONSEQUENTIAL DAMAGES DESCRIBED IN SUBSECTIONS (ii) and (iii) ABOVE, A CAP OF $600,000.00 SHALL APPLY IN ANY EVENT TO THE DAMAGES OR CLAIMS API MAY RECOVER AGAINST IMAGIS.

7.4     Limitation Of Liability Related To Program. EXCLUDING (i) ANY CLAIMS ARISING FROM FRAUDULENT OR INTENTIONAL ACTS OF IMAGIS, (ii) ANY CLAIMS ARISING FROM THE INFRINGEMENT BY THE PROGRAM OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY ARISING WITHIN ONE (1) YEAR OF THIS AGREEMENT OR (iii) ANY CLAIMS ARISING UNDER SECTIONS 5.1.2, 5.1.6 OR 5.17(B), HEREOF, IMAGIS' TOTAL AGGREGATE LIABILITY TO API IN RESPECT OF THE PROGRAM, ANY SERVICES PROVIDED HEREUNDER WILL NOT EXCEED THE TOTAL OF ALL MONIES ACTUALLY PAID TO IMAGIS BY API UNDER THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION (EXCEPT AS EXCLUDED AT THE START OF THIS SECTION), INCLUDING BREACH OF CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), ANY

INFRINGEMENT CLAIMS RELATD TO THE PROGRAM OR STRICT LIABILITY. WITH RESPECT TO THE EXCEPTIONS APPLICABLE TO THE LIMITATION OF LIABILITY DESCRIBED IN SUBSECTIONS (ii) and (iii) ABOVE, A CAP OF $600,000.00 SHALL APPLY IN ANY EVENT TO THE DAMAGES OR CLAIMS API MAY RECOVER AGAINST IMAGIS RELATED TO THE PROGRAM.

7.5     Additional Indemnity by Imagis. Imagis will indemnify and hold harmless API from and against Losses incurred by API as the result of any cause of action related to the infringement by the Program of another party's intellectual property rights to the extent such award is based in whole or in part upon an infringement by the Program, in the form it existed at the time the Source Code was delivered to API, provided that API notifies Imagis of such proceeding promptly after API receives notice thereof, Imagis has sole control over the defense and settlement of the proceeding, API provides such assistance in the defense and settlement of the proceeding as Imagis may reasonably request (and at Imagis' sole cost and expense) and API reasonably complies with any settlement or Court order made in connection with such proceeding.

Imagis will have no obligation under this Section 7.5 to the extent that the Program infringes upon any such rights as a result of Modifications not made by Imagis or for the use or distribution of the Program in combination with programs or items not furnished by Imagis, if such infringement would not have occurred from the use or distribution of the Program, in the form it existed at the time the Source Code was delivered to API, alone, or if such infringement arises as a result of Imagis's compliance with API's designs or specifications or if the alleged infringement could have been avoided by the use of a different version of the Program made available to API by Imagis.

7.6     Additional Indemnity by API. API will indemnify and save harmless Imagis from and against all cost, loss and expense, including reasonable legal fees and disbursements invoiced to Imagis, arising as a result of any claim by a third party against Imagis based on such third party's use of or inability to use the Program from and after the Transfer Date, provided API or its agents sold or licensed the Program to such third party. API will remove all references to Imagis from its proprietary notices on the Program and any boot up screens, marketing, advertising and packaging for the Program, but not from any such materials in respect of ID-2000.

7.7     Survival of Indemnily Obligations. The indemnity obligations of the parties as stated above in this Section 7 shall survive for the Term, plus two (2) years thereafter.

8.     OFFSET RIGHTS.

EITHER PARTY (THE "OFFSETTING PARTY") MAY ASSERT AN OFFSET AGAINST ANY PAYMENT OWED PURSUANT TO THIS AGREEMENT EQUAL TO SUCH AMOUNT AS THE OTHER PARTY SHALL OWE THE OFFSETTING PARTY PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

9.     GENERAL

9.1     Amendment. Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

9.2     Limited Rights of Assigment. Except in the case of any sale of substantially all of the stock, or assets of a party or the merger or other similar business combination, this Agreement and the rights, duties, and obligations of either party hereunder will not be assigned by either party hereto without the consent of the other party. For the purpose of this Agreement an assignment includes a change in voting control of a party.

9.3     Entire Agreement. This Agreement is the entire agreement of the parties with respect of the parties with respect to the subject matter herein. There are no representations, warranties, collateral agreements, or conditions except as herein specified.

9.4     Binding . This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

9.5     Further Cooperation. The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

9.6     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin, excluding its conflict of law rules.

9.7     Notice. Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may only be given personally (including by courier) or by electronic facsimile transmission to the address of such party first above stated or such other address as any party may specify by notice in writing to the other parties and any such notice will be deemed to have been given and received by the party to whom it was addressed if by facsimile transmission, on successful transmission, or, if delivered, on delivery.

9.8     Time. Time is of the essence of this Agreement.

9.9     Forum; Consent To Jurisdiction. Any disputes, controversies, differences, claims or demands which the parties are unable to resolve by informal negotiations within thirty (30) days after either party requests such negotiations,, shall be submitted to and resolved by binding arbitration under the procedures, jurisdiction and rules of the American Arbitration Association applicable to commercial disputes and venued in Chicago, Cook County, Illinois. Notwithstanding the provisions hereof, either party may seek appropriate preliminary injunctive relief pending the commencement of arbitration of the disputed matters. In any action to enforce or interpret any agreement, covenant, indemnity or other obligation arising under this Agreement, the non-prevailing party shall pay to the prevailing party its reasonable attorneys fees and costs. The prevailing party will be determined by the court, arbitrator or arbitration panel before whom the action was brought based upon an assessment of which party's major arguments or positions could fairly be said to have prevailed. Any attorneys fees and other costs and expenses incurred by the prevailing party enforcing the judgment under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment in favor of the prevailing party.

9.10     Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

9.11     Execution. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date.

9.12     Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States.

9.13     Waiver. Either party may at any time and from time to time waive in whole or in part the benefit to it of any provision in this Agreement or any default by the other party, but any waiver on any occasion will be deemed not to be a waiver of that provision thereafter or of any subsequent default or a waiver of any other provision or default.

9.14     Non-Cumulative Remedies. The remedies to which any party hereto may resort are cumulative and not exclusive of any other remedies allowed by law or equity to which such party may be entitled, and such party will be entitled to pursue any and all of its remedies concurrently, consecutively, and alternatively.

9.15     Severability. If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

9.16     No Joint Venture. The relationship of the parties is that of independent contractors and not that of partnership, joint venture, franchise, agency or employment.

9.17     No Public Announcement. Neither party will make any public announcement regarding the terms of this Agreement without the consent of the other party.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement to have effect from and after the Effective Date.

{SIGNATURE PAGE TO FOLLOW}

IMAGIS TECHNOLOGIES INC.

Per: "signed"
        Iain Drummond, Its President & CEO

API TECHNOLOGIES LLC

Per: "signed"
        Dennis Nelson, Its Sole Member

SCHEDULE "A"

LIST OF SOURCE CODE FILES TO BE DELIVERED

To be provided in accordance with Section 2.3

SCHEDULE 1(d)

1     A purchase and maintenance agreement with Gateway Casinos of Burnaby, British Columbia

2     A purchase and maintenance agreement with S and B Corporation of Seoul, Korea

EXHIBIT 2.3

CLOSING CERTIFICATE

API TECHNOLOGIES, LLC., a Wisconsin limited liability company ("API") and IMAGIS TECHNOLOGIES, INC., a British Columbia company ("Imagis"), each hereby acknowledge that it has satisfied all of the requirements and conditions precedent to closing the transaction pursuant to the Software Assets Sale and Assignment Agreement dated October 31, 2001 (the "Agreement"), and each does hereby certify that, as of the date of signing of the Agreement and the date of executing this Satisfaction Certification:

(a)     The representations and warranties contained in the Agreement are true and correct in all material respects; and

(b)     All covenants, agreements, schedules and exhibits required under the Agreement to be performed, complied with or delivered at or prior to the date hereof have been fully performed, complied with and delivered.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Dated this 1st day of November, 2001.

IMAGIS TECHNOLOGIES INC.

Per: "signed"
        Iain Drummond

API TECHNOLOGIES, LLC

Per: "signed"
        Dennis Nelson, Its Sole Member

SCHEDULE 3.1

Example No. 1:  Assuming the license revenues for the Program received by API of $25,000.00 or more the Gross Revenues API shall pay Imagis as follows:

Casino ID Gross Revenue = 20% x $12,500.00 = $2,500.00

ID-2000 = 40% x $12,500.00 = $5,000.00

Example No. 2:  Assuming the license revenues for the Program received by API of $20,000.00 or lower API shall pay Imagis as follows:

Casino ID Gross Revenue = 20% x $10,000.00 = $2,000.00

ID-2000 = 40% x $10,000.00 = $4,000.00

EXHIBIT 4.1

API TECHNOLOGIES, LLC
MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU") is made and entered into on the date indicated below, (the "Effective Date") by and between API Technologies, LLC ("API") having its principal place of business at 205 Doty Street, Suite 202, Green Bay, WI 54301 and IMAGIS Technologies Inc. ("IMAGIS"), having its principal place of business at Suite 1300, 1075 West Georgia Street, Vancouver BC, Canada V6E 3C9, and

WITNESSETH:

WHEREAS, API and IMAGIS are Business Partners as per the Business Partner Agreement signed January 2, 2001, and;

WHEREAS, API and IMAGIS have contemporaneously herewith entered into that certain Software Assets Purchase and Assignment Agreement (the "Acquisition Agreement") wherein API shall purchase from and Imagis shall sell and assign to API a software program and related assets (the "Software Assets") used to catalogue and process data and imagery to identify individuals for use as a security device and application in the gaming industry (the "Gaming Industry") and;

WHEREAS, API wishes to negotiate with IMAGIS as to other uses of the Software Assets being purchased,

NOW, THEREFORE, in consideration for the execution of the Acquisition Agreement, and other good and valuable consideration, the parties hereto do hereby agree as follows:

1.     To open and continue discussions on the topic of API's right to use the core product code being purchased as part of Casino-ID for other applications and other industries.

2.     The use of this code would be for products other than those currently developed by or under development by IMAGIS.

3.     The products developed by API using this code will not be marketed into the Law Enforcement market in which IMAGIS is currently involved.

4.     These discussions will begin within fifteen (15) days after the completion of the transactions contemplated in the Acquisition Agreement and be completed within ninety (90) days thereafter. The parties agree to exert their

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best, reasonable efforts to consummate a definitive and binding agreement on the subject matter herein within the foregoing time period.
Signed for and on behalf of:
API Technologies, LLC	IMAGIS Technologies Inc.
Signature: "signed"	Signature: "signed"
Denis Nelson	Iain Drummond
Its Sole Member	President & CEO
November 1, 2001	November 1, 2001